SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                            --------------------

                                  FORM 8-K
                               CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934
                            --------------------


      Date of Report (Date of earliest event reported): August 1, 2002


                               CITIGROUP INC.

             (Exact Name of Registrant as Specified in Charter)


              Delaware                      1-9924          No. 52-1568099

  (State or Other Jurisdiction of      (Commission File    (IRS Employer
           Incorporation)                   Number)        Identification No.)


         399 Park Avenue, New York, New York                         10043

     (Address of principal executive offices)                       (Zip Code)


     Registrant's telephone number, including area code: (212) 559-1000


                               Not Applicable

       (Former name or former address, if changed since last report.)





ITEM 5.  OTHER EVENTS

         On August 1, 2002, Citigroup Inc. issued a press release announcing that Citigroup Inc. declared a distribution of shares of Travelers Property Casualty Corp. class A common stock and class B common stock and set the record and distribution dates for the distribution. The press release is attached as Exhibit 99 to this Report.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a) Not applicable.

         (b) Not applicable.

         (c) Exhibits:

         The following exhibit is filed herewith:

         Exhibit 99    Press Release dated August 1, 2002.

                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            CITIGROUP INC.


Date:  August 1, 2002                       By: /s/ William P. Hannon
                                                -----------------------------
                                                Name:  William P. Hannon
                                                Title: Controller

                               EXHIBIT INDEX

Exhibit No.          Description

99                   Press Release, dated August 1, 2002.

                                                                 Exhibit 99

                                                             LOGO CITIGROUP





For Immediate Release
August 1, 2002
Citigroup (NYSE symbol: C)

           CITIGROUP ANNOUNCES RECORD DATE AND DISTRIBUTION DATE
     FOR DISTRIBUTION OF TRAVELERS PROPERTY CASUALTY CORP. COMMON STOCK

New York, NY - Citigroup (NYSE:C) today announced that it will distribute to Citigroup stockholders a total of 219,050,000 shares of class A common stock and 450,050,000 shares of class B common stock of Travelers Property Casualty Corp. (Travelers).

The distribution will be payable on or about August 20, 2002 to Citigroup stockholders of record as of 5:00 p.m. Eastern Time on August 9, 2002.

Citigroup currently owns 269 million shares of Travelers class A common stock and 500 million shares of Travelers class B common stock, which represent approximately 76.9 percent of the total outstanding common stock of Travelers.

The Distribution

Citigroup estimates that 0.0432950 of a share of Travelers class A common stock and 0.0889519 of a share of Travelers class B common stock will be distributed for each outstanding share of Citigroup common stock (approximately 4.32 shares of Travelers class A common stock and 8.89 shares of Travelers class B common stock for each 100 shares of Citigroup common stock).

The final ratio will be fixed after the record date and will be calculated based upon the ratio of the number of shares of Travelers class A common stock and Travelers class B common stock to be distributed by Citigroup to the actual number of shares of Citigroup common stock outstanding on August 9, 2002, the record date. Citigroup will announce the final ratio shortly after the record date.

As of July 31, 2002, Citigroup had approximately 5,059,472,031 shares outstanding. Fractional shares of Travelers class A common stock or Travelers class B common stock will not be issued. Any Citigroup stockholder entitled to receive a fractional share will instead receive a cash payment.

Citigroup has received a private-letter ruling from the Internal Revenue Service to the effect that the distribution will be tax-free to Citigroup and its stockholders for U.S. federal income-tax purposes. Cash received in lieu of fractional shares will be taxable.

Ownership of the Travelers common stock received by Citigroup stockholders will be registered in book-entry form. Each registered holder of Citigroup common stock will receive a stock distribution statement from the distribution agent. The statement will indicate the number of full shares of Travelers class A common stock and Travelers class B common stock that have been credited to that Citigroup stockholder.

In March 2002, Travelers completed its initial public offering of 231 million shares of its class A common stock in the largest ever IPO in the U.S. insurance sector and the fifth largest IPO in U.S. history at the time. Travelers class A common stock is now listed on the New York Stock Exchange (NYSE) under the symbol "TAP.A." Travelers has filed an application to list its class B common stock on the NYSE under the symbol "TAP.B."

In connection with the distribution, "ex-distribution" trading in shares of Citigroup common stock and "when-issued" trading in shares of Travelers class A common stock and Travelers class B common stock, are expected to commence on the NYSE on Wednesday, August 7, 2002.

Further Information on The Distribution

After August 9, 2002, an information statement will be mailed to Citigroup stockholders of record as of 5:00 p.m. Eastern Time on the record date. The information statement will include the final ratio of shares of Travelers class A common stock and Travelers class B common stock to be distributed for each share of Citigroup common stock.

Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Salomon Smith Barney, Banamex, and Travelers. Additional information may be found at: www.citigroup.com.


Contacts:
Media:            Leah Johnson          (212) 559-9446
                  Christina Pretto      (212) 793-8217

Investors:        Sheri Ptashek         (212) 559-4658

Fixed Income
Investors:        John Randel           (212) 559-5091